Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Touchpoint Group Holdings, Inc. on Form S-1 of our report dated April 9, 2021 with respect to our audit of the consolidated financial statements of Touchpoint Group Holdings, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Cherry Bekaert

Tampa, Florida

January 10, 2022